Exhibit               2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
DIAMOND II HOLDINGS, INC.
DIAMOND II ACQUISITION CORP.
and
3COM CORPORATION
Dated as of September 28, 2007

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CONFIDENTIAL
TABLE OF CONTENTS (Continued)

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CONFIDENTIAL
TABLE OF CONTENTS (Continued)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 28, 2007 by and among Diamond II Holdings, Inc., a corporation organized under the laws of the Cayman Islands (“Newco”), Diamond II Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), and 3Com Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.
W I T N E S S E T H:
     WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.
     WHEREAS, the board of directors of Newco and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the laws of the Cayman Islands and the DGCL, as applicable, upon the terms and subject to the conditions set forth herein.
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Bain Capital Fund IX, L.P. and Bain Capital Asia Fund, L.P. (collectively, “Bain Capital”) and Shenzhen Huawei Investment & Holding Co. Ltd. (“Huawei”) and, together with Bain Capital, the “Guarantors”) have entered into limited guarantees, each dated as of the date hereof and in the form attached hereto as Exhibit A, in favor of the Company with respect to certain obligations of Newco and Merger Sub arising under Section 8.3 of this Agreement (the “Limited Guarantees”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Newco and Merger Sub to enter into this Agreement, the Company and American Stock Transfer & Trust Company are entering into an amendment, dated as of the date hereof and in the form attached hereto as Exhibit B (the “Rights Plan Amendment”), to that certain Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002 (the “Company Rights Plan”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby.
     WHEREAS, Newco, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
     1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) “Acceptable Confidentiality Agreement” shall mean (i) any confidentiality agreement between the Company and any Person existing as of the date of this Agreement and (ii) any confidentiality agreement entered into after the date of this Agreement that contains provisions that are no less favorable in the aggregate to the Company than those in the Confidentiality Agreement.
          (b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Newco or Merger Sub) to engage in an Acquisition Transaction from any Person or group as defined in Section 13(d) of the Exchange Act.
          (c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning twenty percent (20%) or more of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination, stock exchange, recapitalization, liquidation, issuance of or amendment to terms of outstanding stock or other securities, or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction (in their capacities as such) hold eighty percent (80%) or less of the Company Common Stock or consolidated assets of the Company or its Subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto); or (iv) any combination of the foregoing.
          (d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person provided, that, no Person shall be deemed an Affiliate of Newco, Merger Sub or the Company (or other specified Person) because such Person is controlled by one or more investment funds that are shareholders of Newco. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          (e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
          (f) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.
          (g) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (h) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 1, 2007.
          (i) “Company Board” shall mean the board of directors of the Company.
          (j) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
          (k) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.
          (l) “Company ESPP” shall mean the Company’s 1984 Employee Stock Purchase Plan, as amended and restated as of September 26, 2007.
          (m) “Company Intellectual Property” shall mean all Intellectual Property that is owned, used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries.
          (n) “Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned by, or filed, registered or held in the name of, the Company or any of its Subsidiaries.
          (o) “Company Material Adverse Effect” shall mean any effect, circumstance, change, event or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, and taken together with all other Effects, that is (or are) materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:
               (i) general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein) or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such changes, effects, events or circumstances do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;
               (ii) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein) to the extent that such changes, effects, events or circumstances do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;
               (iii) any conditions arising out of acts of terrorism, war or armed hostilities to the extent that such conditions do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;
               (iv) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the impact thereof on relationships (contractual or otherwise) with suppliers, distributors, partners, customers or employees;
               (v) any action taken by the Company or its Subsidiaries that is required by this Agreement, or the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement;
               (vi) any action that is taken, or any failure to take action, by the Company or its Subsidiaries in either case to which Newco has approved, consented to or requested in writing;
               (vii) any changes in Law or GAAP (or the interpretation thereof);
               (viii) changes in the Company’s stock price or change in the trading volume of the Company’s stock, in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such circumstance may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded) and shall not be excluded from and may be deemed to constitute or be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect;

               (ix) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings in and of itself (for the avoidance of doubt, the exception in this clause (ix) shall not prevent or otherwise affect a determination that the underlying cause of such failure is a Company Material Adverse Effect); or
               (x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of this Agreement or any of the transactions contemplated hereby.
          (p) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.
          (q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.
          (r) “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than rights under Company Options.
          (s) “Company Stock Plans” shall mean (i) the Company’s 1983 Stock Option Plan, as amended and restated effective September 30, 2001, (ii) the Company’s Director Stock Option Plan, as amended, (iii) the Company’s Restricted Stock Plan, as amended July 1, 2001, (iv) the Company’s 1994 Stock Option Plan, as amended and restated effective April 30, 2002, (v) the Company’s 2003 Stock Plan, as amended, and (vi) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.
          (t) “Company Termination Fee” shall mean $66,000,000.
          (u) “Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.
          (v) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”.
          (w) “Confidentiality Agreement” shall mean those certain confidentiality agreements between the Company and Bain Capital, dated as of June 13, 2007, and the Company and Shenzhen Huawei Investment & Holding Co. Ltd., dated as of September 13, 2007.
          (x) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

          (y) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.
          (z) “DOJ” shall mean the United States Department of Justice or any successor thereto.
          (aa) “DOL” shall mean the United States Department of Labor or any successor thereto.
          (bb) “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.
          (cc) “Environmental Law” shall mean any and all applicable laws and regulations promulgated thereunder, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.
          (dd) “Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other Contract which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
          (ee) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.
          (ff) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (gg) “Excluded Disclosures” means, with respect to the Company SEC Reports, disclosure as to risk factors, forward-looking statements and other similarly cautionary or generic disclosure contained or incorporated by reference therein.
          (hh) “Financial Statements” means the Company Financial Statements, H3C Financial Statements and the Tipping Point Financial Statements included in the Required Information.
          (ii) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.
          (jj) “GAAP” shall mean generally accepted accounting principles, as applied in the United States, consistently applied.

          (kk) “Governmental Authority” shall mean any government, any governmental administrative or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, state, foreign or multinational.
          (ll) “Hazardous Substance” shall mean (i) any petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect.
          (mm) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (nn) “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuances of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (iii) any guarantee of any such indebtedness or any debt securities of any Person other than the Company or any of its Subsidiaries, other than letters of credit, bonds and other similar instruments supporting performance obligations entered into in the ordinary course of business and set forth on Section 1.1(nn) of the Company Disclosure Letter, or (iv) any “keep well” or other agreements to maintain any financial statement condition of any Person other than the Company or any of its Subsidiaries.
          (oo) “Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, circuit masks, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools and (iv) any other technology or similar or equivalent tangible or intangible matter of any of the foregoing (as applicable).
          (pp) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, mask work rights, mask work registrations, and applications therefor, rights of privacy and publicity, and all other rights corresponding to any of the foregoing throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, Domain Names and registrations and applications for any of the foregoing (“Trademarks”); (v) trade secrets, business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including data, databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).
          (qq) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.
          (rr) “Knowledge of the Company” with respect to any matter in question, shall mean the actual knowledge of any directors or executive officers of the Company.
          (ss) “Knowledge of Newco” with respect to any matter in question, shall mean the actual knowledge of (i) Mark Nunnelly, Jonathan Zhu or Craig Boyce of Bain Capital and (ii) Guo Ping, Ren Zhengfei and Henry Lin of Huawei.
          (tt) “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
          (uu) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Authority.
          (vv) “Liabilities” shall mean any liability, obligation or commitment of any kind (whether known, unknown, incurred, consequential, accrued, unaccrued, asserted, unasserted, determined, undeterminable, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).
          (ww) “Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.
          (xx) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          (yy) “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout which Newco shall have the Required Information that the Company is required to provide to Newco pursuant to Section 6.4(a), which period shall not in any event begin prior to the date that is thirteen Business Days before the date on which the Company Stockholder Meeting is duly held and convened (at which meeting the stockholders vote on the Merger); provided that, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such twenty (20) Business Day period, (i) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the Financial Statements, in which case the Marketing Period shall not be deemed to commence until such time as Deloitte &

Touche LLP (or another accounting firm engaged by the Company and reasonably acceptable to Newco) has rendered an audit opinion with respect to such Financial Statements, (ii) the Company shall have publicly announced or announced to Newco or Merger Sub (A) any intention to restate any of its financial information included in the Required Information or (B) that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed and the Company SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required or (iii) the financial statements included in the Required Information that are available to Newco on the first day of such 20 day period would not be sufficiently current to fulfill the conditions set forth in paragraph (c) or (d) of Exhibit C of each of the Debt Commitment Letters (in each case, as in effect on the date hereof, whether or not such Debt Commitment Letters are in effect).
          (zz) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc., or any successor thereto.
          (aaa) “Newco Default Fee” shall mean an amount in cash equal to $110,000,000.
          (bbb) “Newco Termination Fee” shall mean an amount in cash equal to $66,000,000.
          (ccc) “Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.
          (ddd) “Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by, or registered or held in the name of, the Company and its Subsidiaries.
          (eee) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising in the ordinary course of business securing obligations that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) Liens the existence of which are disclosed on the face of the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2007; (viii) any Liens disclosed on Section 1.1(eee) of the Company Disclosure Letter; and (ix) statutory or common law liens of landlords.
          (fff) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.
          (ggg) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
          (hhh) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
          (iii) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
          (jjj) “Significant Subsidiary” shall mean H3C and its Subsidiaries, Tipping Point and its Subsidiaries and each Subsidiary of the Company set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2007, or in any exhibit or schedule thereto.
          (kkk) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock or the equity interests of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership or owns a majority of the equity interests, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or owns a majority of the equity interests, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.
          (lll) “Superior Proposal” shall mean any bona fide written Acquisition Proposal (provided that, for purposes of this definition, all references in the definition of Acquisition Transaction to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference therein to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”) with respect to which the Company Board shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the Company Stockholders (in their capacity as such) than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the likelihood, ability to finance, conditionality and timing of consummation of such proposal) and this Agreement (including any changes to the terms of this Agreement proposed by Newco to the Company in writing in response to such proposal or otherwise).
          (mmm) “Tax” shall mean any and all foreign, federal, state, national, provincial, territorial, local and other taxes, including taxes, charges, fees, imposts, levies, duties or other assessments, including all gross receipts, gross income, net income, capital, profits, sales, use, occupation, value added, ad valorem, estimated, intangible, unitary, lease, service, premium, transfer, conveyance, franchise, branch, license, registration, withholding, backup withholding, payroll, recapture, employment, social security, unemployment, disability, severance, stamp, excise, occupation, property, prohibited transactions, windfall or excess profits, customs duties, foreign enterprise income, enterprise income, local income, individual income, deed, business, land value appreciation taxes, together with all interest, penalties, fines, additions to tax or additional amounts imposed with respect to such amounts.
          (nnn) “Tipping Point Financial Statements” shall mean the Tipping Point Financial Statements included in the Required Information.
     1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Financing	6.4(b)
Assets	3.14
Bain Capital	Recitals
Certificates	2.8(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Company	Preamble
Company Board Recommendation	3.1(b)
Company Disclosure Letter	Art. III
Company Intellectual Property Agreements	3.15(b)
Company Rights Plan	Recitals
Company SEC Reports	3.8

Term	Section Reference
Company Securities	3.7(c)
Company Stockholder Meeting	5.4
Consent	3.4
D&O Insurance	6.8(c)
Debt Commitment Letters	4.10(a)
Debt Financing	4.10(a)
Delaware Secretary of State	2.2
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.17(a)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Financing	4.10(a)
Financing Commitment Letters	4.10(a)
Funded International Employee Plan	3.17(h)(ii)
Guarantors	Recitals
Huawei	Recitals
Indemnified Persons	6.8(a)
International Employee Plans	3.17(a)
Leased Real Property	3.13(b)
Leases	3.13(b)
Limited Guarantees	Recitals
Material Contract	3.12(a)
Maximum Annual Premium	6.8(c)
Merger	2.1
Merger Sub	Preamble
Newco	Preamble
Other Required Company Filings	3.29(a)
Other Required Newco Filings	4.6(a)
Payment Agent	2.8(a)
Per Share Price	2.7(a)(i)
Permits	3.19
Proxy Statement	3.29(a)
Recommendation Change	5.3(a)
Required Information	6.4(a)
Requisite Stockholder Approval	3.2
Rights Plan Amendment	Recitals
Specified Person	8.3(g)
Subsidiary Securities	3.6(b)
Surviving Corporation	2.1
Tax Returns	3.16(a)
Termination Date	8.1(b)

     1.3 Certain Interpretations.
          (a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
          (b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
          (c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
          (d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (e) When reference is made herein to “ordinary course of business,” such reference shall be deemed to mean “ordinary course of the Company’s business and consistent with the Company’s past practices.”
          (f) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
     2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
     2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Ropes & Gray LLP at 1211 Avenue of the Americas, New York, New York 10036 on a date and at a time to be agreed upon by Newco, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Law) of such conditions) (the “Satisfaction Date”), or at such other location, date and time as Newco, Merger Sub and the Company shall mutually agree upon in writing; provided that, if the Marketing Period has not ended by the Satisfaction Date, the Closing shall occur on the date following the Satisfaction Date that is earliest to occur of (a) a date before the end of the Marketing Period to be specified by Newco on not less than three (3) days written notice to the Company and (b) the final day of the Marketing Period. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
     2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.5 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.8(a), the Certificate of Incorporation of the Company shall be amended to read in its entirety in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time and such Certificate of Incorporation, as amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation.
          (b) Bylaws. At the Effective Time, subject to the provisions of Section 6.8(a), the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
     2.6 Directors and Officers.
          (a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

          (b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.
     2.7 Effect on Capital Stock.
          (a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:
               (i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time, and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $5.30 (individually, the “Per Share Price” and, in the aggregate, the “Share Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).
               (ii) Owned Company Common Stock. Each share of Company Common Stock owned by Newco, Merger Sub, or any direct or indirect Subsidiary of Newco or Merger Sub or held in treasury by the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
               (iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock par value $0.01 per share of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
          (b) Adjustment to Per Share Price. The Per Share Price shall be adjusted appropriately (without duplication) to reflect the economic effect as contemplated by this Agreement of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
          (c) Statutory Rights of Appraisal.

               (i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 2.7(a). Such Company Stockholders shall be entitled to receive payment of the consideration that is deemed to be due for such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.
               (ii) The Company shall give Newco (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments received by the Company in respect of Dissenting Company Shares and (B) the opportunity to control all negotiations and proceedings with respect to demands for appraisal in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Newco, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.
          (d) Company Stock-Based Awards. Immediately prior to the Effective Time, except as otherwise agreed to by Newco and a holder of a Company Stock-Based Award, the Company shall take all action necessary such that (i) all outstanding Company Stock-Based Awards not previously vested pursuant to a Company Stock Plan shall become free of all restrictions and limitations and become fully vested and transferable, (ii) each share or fractional share of Company Common Stock (if any) to be issued in connection with a Company Stock-Based Award in accordance with the applicable Company Stock Plan or Employee Plan shall be treated as a share or fractional share of Company Common Stock in accordance with Section 2.7(a)(i) and (iii) each Company Stock Based Award shall be cancelled and terminated as of the Effective Time. The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.7(d) under all Company Stock Plans and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.
          (e) Company Options. Except as otherwise agreed by Newco and a holder of a Company Option, Newco shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise agreed to by Newco and a holder of a Company Option, the Company shall take such action as may be necessary so that immediately prior to the Effective Time by virtue of and subject to the Merger, the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full in accordance with the terms thereof and thereupon cancelled and automatically converted into the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, and (y) the Per Share Price, less the per share exercise price of such Company Option (the “Option Consideration” and, together with the Share Consideration, the “Merger Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). Newco shall, or shall cause the Company to, pay to holders of Company Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time. To the extent that Taxes are deducted or withheld from the Option Consideration, such amounts shall be treated for all purposes under this Agreement as having been paid to and received by the Person to whom such amounts would otherwise have been paid. The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.7(e) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof.
          (f) Company ESPP.
               (i) Prior to the Effective Time, the Company shall take all actions necessary to cause the rights of participants in the Company ESPP with respect to any offering period then underway to be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP.
               (ii) Except as otherwise agreed by Parent and a participant, each share of Common Stock purchased under the Company ESPP prior to the Effective Time will be treated as a share of Common Stock in accordance with Section 2.7(a)(i).
               (iii) The Company shall take all actions necessary so that the Company ESPP shall terminate immediately after the purchase described in Section 2.7(f)(i). All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Common Stock prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.
               (iv) The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.7(f) including making any determinations and/or resolutions of the Company Board or a committee thereof.

     2.8 Exchange of Certificates.
          (a) Payment Agent. Prior to the Effective Time, Newco shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).
          (b) Exchange Fund. At the Closing, Newco shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate Share Consideration (such fund, the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Until disbursed in accordance with the terms and conditions of this Agreement, the Exchange Fund shall be invested by the Paying Agent, as directed by Newco or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America or any agency or instrumentality thereof which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, Newco shall, promptly replace or restore (or cause to be replaced or restored) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay any outstanding Share Consideration.
          (c) Payment Procedures. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock who is entitled to receive the Per Share Price pursuant to Section 2.7(a)(i): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the instructions, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock evidenced by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), without any interest thereon, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Price (less any applicable withholding taxes payable in respect thereof), without interest thereon, payable in respect thereof pursuant to the provisions of this Article II. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of outstanding shares of Company Common Stock who is entitled to receive the Per Share Price pursuant to Section 2.7(a)(i) represented by book-entry on the records of the Company or the Company’s transfer agent on behalf of the Company: (A) a letter of transmittal in customary form and (B) instructions for use in effecting the surrender of the book-entry shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of Article II. Upon return of a duly completed and validly executed letter of transmittal (in accordance with the instructions thereto), and such other documents that may be required by the instructions, the holders of such book-entry shares shall be entitled to receive in exchange thereof a check in an amount equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, and (y) the Per Share Price, less any applicable withholding taxes payable in respect thereof, without any interest thereon.
          (d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or the ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Newco (or any agent designated by Newco) any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Newco (or any agent designated by Newco) that such transfer or other Taxes have been paid or are otherwise not payable.
          (e) Required Withholding. Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company-Based Stock Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under all applicable Tax Laws and shall pay such amount over to the appropriate taxing authority. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to and received by the Person to whom such amounts would otherwise have been paid.
          (f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the shares of Company Common Stock on the date that is twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article II. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Law, become property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.
     2.9 No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock (whether held in certificated form or uncertificated and registered on the books of the Company) shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder thereof (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, shares of Common Stock of the Company are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
     2.10 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newco, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     2.11 Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as set forth in the disclosure schedules delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”), or (ii) other than with respect to the representations and warranties set forth in Section 3.7 Section 3.9(e), Section 3.9(f) and Section 3.12(a)(vi) as set forth in the Company SEC Reports filed and publicly available between January 1, 2007 and the date of this Agreement (excluding for purposes hereof the exhibits thereto and the Excluded Disclosures), the Company hereby represents and warrants to Newco and Merger Sub as follows:
     3.1 Authorization.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity.
          (b) The Company Board, at a meeting duly called and held at which all directors were present, unanimously (i) determined that the terms of the Merger are fair and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).
     3.2 Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary to adopt and approve this Agreement and consummate the transactions contemplated by this Agreement.
     3.3 Non-Contravention and Required Consents.  The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (b) subject to obtaining such Consents set forth in Section 3.4, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents set forth in Section 3.4 are obtained, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants or obligations under this Agreement.
     3.4 Required Governmental Approvals. No consent, approval, Order or authorization of, or filing, declaration or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain has not had and would not reasonably be expected to have a Company Material Adverse Effect.
     3.5 Organization and Standing.  The Company and Tipping Point Technologies, Inc. (“Tipping Point”) are corporations duly organized, validly existing and in good standing under Delaware Law. H3C Technologies Co., Limited (“H3C”) is a company duly organized and validly existing under the Companies Ordinance (Chapter 32 of the laws of Hong Kong). Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except in the case of the Company’s Subsidiaries other than H3C or Tipping Point, where the failure to be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or licensed by it, or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and accurate copies of the Amended and Restated Certificates of Incorporation and Bylaws or other constituent documents, as amended to date, of the Company and its Significant Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except in the case of the Company’s Subsidiaries other than H3C or Tipping Point, for such violations which have not had and would not reasonably be expected to have a Company Material Adverse Effect.
     3.6 Subsidiaries.
          (a) Section 3.6(a) of the Company Disclosure Letter contains a complete and accurate list (in all material respects) of the name, jurisdiction of organization and schedule of stockholders of each Subsidiary of the Company.
          (b) There are no issued, reserved for issuance, or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock, option, warrant, call, subscription, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock, options, warrants, calls, subscriptions, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, option, warrant, call, subscription, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities.
     3.7 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 990,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Company Preferred Stock. As of September 25, 2007: (A) 400,406,937 shares of Company Common Stock were issued and outstanding, of which 2,422,778 shares are unvested restricted stock subject to a right of repurchase by the Company, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) zero shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

          (b) The Company has reserved 67,747,585 shares of Company Common Stock for issuance under the Company Stock Plans. As of September 25, 2007, there were outstanding Stock Options to purchase 49,868,215 shares of Company Common Stock, 6,608,636 shares of outstanding Company Stock-Based Awards (which does not include the 2,422,778 shares of unvested restricted stock described in Section 3.7(a)) and a commitment to grant Stock Options to purchase 34,000 shares of Company Common Stock and 39,500 shares of Company Stock-Based Awards. Since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 5.1(b). The Company has delivered to Newco a complete and accurate list of all holders of Company Options and Stock Based Awards as of September 25, 2007 and, in each case, the number of shares subject to the Stock Option or Stock Based Award, the date of grant and, in the case of Stock Options, the price per share at which such option may be exercised.
          (c) Except as set forth in this Section 3.7, there are (i) no issued, reserved for issuance, or outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no issued, reserved for issuance, or outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no issued, reserved for issuance, or outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest, (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii), and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Stock-Based Awards pursuant to (A) the terms of Company Stock Plans or (B) in the ordinary course of business. All outstanding Company Securities are validly authorized and validly issued.
          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting, issuance or sale, repurchase, redemption or disposition, or registration of any Company Securities or Subsidiary Securities, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or Subsidiary Securities.
     3.8 Company SEC Reports.  The Company has filed or furnished, as applicable, all forms, reports, schedules, statements, certificates and documents with the SEC that have been required to be filed or furnished, as applicable, by it under applicable Laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports, schedules, statements, certificates and documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports, schedules, statements, certificates and documents, together with all exhibits thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed in the three (3) years prior to the date hereof have been furnished to Newco or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Since the enactment of the Sarbanes-Oxley Act, the Company and each of its officers, and, to the Knowledge of the Company each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.
     3.9 Company Financial Statements.
          (a) (i) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (the “Company Financial Statements”) and (ii) (A) the quarterly financial statements of H3C for the quarterly periods ended March 31, June 30 and September 30, 2006 and March 31, 2007 and the annual financial statements for the period ended December 31, 2006 all as set forth in Section 3.9(a)(ii) of the Company Disclosure Letter, (B) the quarterly and annual financial statements of H3C delivered after the date hereof pursuant to Section 6.4(b), and (C) any other financial statements of H3C included in the Required Information (the “H3C Financial Statements”) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries or the consolidated position of H3C and its Subsidiaries, as applicable, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
          (b) The Company and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.
          (c) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (d) Except as set forth in the Company SEC Reports filed between June 1, 2005 and the date hereof, since June 1, 2005 the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company and its Subsidiaries on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company and the Company’s Subsidiaries’ internal controls and the Company has provided or made available to Newco copies of any material written materials relating to the foregoing. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.
          (e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.
          (f) Section 3.9(f) of the Company Disclosure Letter sets forth, as of the date hereof, all of the outstanding obligations of the Company or its Subsidiaries in respect of Indebtedness. As of the date hereof there is not, and as of the Effective Time there will not be, any Indebtedness of the Company or its Subsidiaries except (i) as set forth in Section 3.9(f) of the Company Disclosure Letter and except as may be incurred in accordance with Section 5.1(b)(vi) hereof.
     3.10 No Undisclosed Liabilities.
          (a) Neither the Company or any of its Subsidiaries, has any Liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet prepared in accordance with GAAP or the notes thereto, other than (i) Liabilities reflected or otherwise reserved against in the Company Balance Sheet and notes thereto, dated June 1, 2007 (the

“Balance Sheet Date”), (ii) Liabilities arising under this Agreement or incurred in connection with the transactions expressly contemplated by this Agreement, and (iii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Neither H3C nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet prepared in accordance with GAAP or the notes thereto, other than (i) Liabilities reflected or otherwise reserved against in the financial statements and notes thereto attached to Section 3.10(b) of the Company Disclosure Schedule, (ii) Liabilities arising under this Agreement or incurred in connection with the transactions expressly contemplated by this Agreement, and (iii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
     3.11 Absence of Certain Changes.  Since June 1, 2007 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Significant Subsidiaries has been conducted, in all material respects, in the ordinary course of business, and with respect to the Company and its Subsidiaries there has not been (a) any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or other equity interest or any redemption, purchase or other acquisition of any of its capital stock or other equity interest, other than in connection with (i) Company Stock-Based Awards, (ii) an intra-company transaction between the Company and one of its Subsidiaries or (iii) dissolution of a wholly owned Subsidiary of the Company, in each case, in the ordinary course of business, (c) any split, combination or reclassification of any of its capital stock or other equity interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest, other than in connection with (i) Company Stock-Based Awards, (ii) an intra-company transaction between the Company and one of its Subsidiaries or (iii) dissolution of a wholly owned Subsidiary of the Company, in each case, in the ordinary course of business, (d) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (e) any amendments or changes in the charter documents or other organizational documents of the Company or any of its Significant Subsidiaries, (f) any change in any material method of Tax accounting, method, periods, principles, elections or practices, (g) any change or rescission of any material Tax election, (h) any material acquisitions or dispositions (of assets or equity) other than in the ordinary course of business, (i) any material capital expenditures outside of the ordinary course of business, (j) entry into any arrangements regarding material Indebtedness of the Company or any of its Subsidiaries, (k) the settlement, waiver or compromise of any material Legal Proceeding that was not fully reserved against on the Company Balance Sheet, and (l) the entry into any agreement or contract (whether oral or written) to do any of the foregoing.
     3.12 Material Contracts.
          (a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
               (ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) that carries an aggregate annual base salary and target bonus in excess of $300,000;
               (iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business or in any location or (B) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets;
               (iv) any Contract entered into after December 31, 2006, (A) relating to the license, disposition acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets or any material assets, in each case, other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise other than the Company’s Subsidiaries, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations in each case in an amount in excess of $2,000,000;
               (v) any Company Intellectual Property Agreements set forth in Section 3.15(b) of the Company Disclosure Letter;
               (vi) any Contract, or group of Contracts with a Person (or group of affiliated Persons) related to the Indebtedness of the Company or its Subsidiaries and having an outstanding principal amount in excess of $500,000 individually or $2,000,000 in the aggregate;
               (vii) any sales Contract, or group of sales Contracts with a Person (or group of affiliated Persons) that accounted for aggregate revenue to the Company or any of its Subsidiaries of more than $20,000,000 during the Company’s 2007 fiscal year;
               (viii) any Contract, or group of Contracts with a Person (or group of affiliated Persons) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;
               (ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons) that relates to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business, which agreements relate to obligations which do not individually exceed $2,000,000;

               (x) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which has had or would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (viii) above.
          (b) Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound and the Company and its Subsidiaries have provided or made available to Newco copies of all Material Contracts.
          (c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and enforceable in accordance with its terms and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be enforceable and in full force and effect and such breaches and defaults that have not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company has not received any written notice from any counterparty that (i) such counterparty intends to terminate, or not renew, any Material Contract, or (ii) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Newco.
     3.13 Real Property.
          (a) Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all of the real property owned (the “Owned Real Property”) by the Company and its Subsidiaries. The Company and/or its Subsidiaries have good and valid fee simple title to the Owned Real Property free and clear of all Liens other than Permitted Liens, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore delivered or made available to Newco a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, except as has not had and would not be reasonably expected to have a Company Material Adverse Effect.
          (c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property.
          (d) All of the Leases set forth in Section 3.13(b) or Section 3.13(c) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except, in each case, for such breaches or defaults that have not had and would not be reasonably expected to have a Company Material Adverse Effect.
     3.14 Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.
     3.15 Intellectual Property.
          (a) Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company Intellectual Property: (i) all registered Trademarks; (ii) all Patents; (iii) all registered Copyrights; and (iv) all Domain Names, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. All issued Patents, Copyrights and registered Trademarks included within such Owned Company Intellectual Property are valid and enforceable, and all Trade Secrets included within such Owned Company Intellectual Property are enforceable, except as have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Section 3.15(b) of the Company Disclosure Letter contain a complete and accurate list of all material Contracts as of the date hereof (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company Intellectual Property, other than non-material software licenses from third-party software providers and related services agreements for commercially available software or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than standard, non-material customer, developer and reseller licenses entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). Neither the Company nor, to the Knowledge of the Company, no third party to any Company Intellectual Property Agreements, is in material breach of any Company Intellectual Property Agreement. To the Knowledge of the Company, there are no pending disputes, nor basis for any dispute, regarding the scope of such Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements.

          (c) The Company and its Subsidiaries own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, (ii) encumbrances, restrictions or other obligations arising under any of the Company Intellectual Property Agreements and (iii) Liens that have not had and would not be reasonably expected to have a Company Material Adverse Effect.
          (d) The Company and each of its Significant Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of Owned Company Intellectual Property by any Person. Neither the Company nor any of its Subsidiaries is party to any Legal Proceeding alleging any unauthorized use, infringement or violation of Owned Company Intellectual Property or has sent any writing or other notice claiming any such use, infringement or violation (including by “invitations” to take licenses to any such Intellectual Property Rights). To the Knowledge of the Company (and with respect to each of H3C and Tipping Point, to the knowledge of each of H3C and Tipping Point), all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement has not and would not reasonably be expected to give rise to a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Newco. The Company and its Significant Subsidiaries have enforced such policy, except where any failure to enforce would not reasonably be expected to give rise to a Company Material Adverse Effect.
          (e) None of the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of any third party, except where such infringement has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (f) As of the date hereof, there is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company and its Subsidiaries have not been notified in writing of, any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party (including by “invitations” to take licenses to any such Intellectual Property Rights). As of the date hereof, to the Knowledge of the Company (and with respect to each of H3C and Tipping Point, to the knowledge of each of H3C and Tipping Point), there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Significant Subsidiaries’ rights with respect to, any of the Company Intellectual Property or Company Intellectual Property Rights. As of the date hereof the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property or material Company Intellectual Property Rights, other than restrictions or impairments that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights; (ii) any right of termination or cancellation under any Company Intellectual Property Agreement; or (iii) the imposition of any Lien on any Owned Company Intellectual Property, except where any of the foregoing (in clauses (i) through (iii)) have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (h) “Owned Software” means all Software used by the Company and its Subsidiaries in the conduct of their businesses that is owned or purported to be owned by the Company or its Subsidiaries. “Software” means computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.
          (i) The Company and its Subsidiaries are in actual possession of or have necessary control over: (i) the source code and object code for all Owned Software; and (ii) the object code and, to the extent required for the use of the Company Software, the source code, for all other Software material to the operation of their businesses. The Company and its Subsidiaries are in possession of all documentation (including all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Company Software as currently used, or that is being designed and/or developed for use, in the businesses of Company and its Subsidiaries.
          (j) Except for source code for non-material Owned Software that the Company has made a business decision to license on a “giveaway” basis, the Company and its Subsidiaries have disclosed source code to the Owned Software only pursuant to written confidentiality terms that reasonably protect the Company’s rights in such Owned Software. Except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no Person (other than Company and its Subsidiaries) is in possession of any source code for any Software included in the Owned Software or has any rights to the same.
          (k) Except as has not and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Significant Subsidiaries are not obligated to support or maintain Software licensed to third parties except pursuant to agreements terminable by the Company or relevant subsidiary (other than for cause) on a periodic basis and that provide for periodic payments to the Company; and (ii) except for non-disclosure agreements entered into in the ordinary course of business and except for source code agreements covered by Section 3.15(j) above, none of the Company Intellectual Property, including proprietary Software, is subject to any Contract or other obligation that would require the Company or any of its Subsidiaries to divulge to any person, or to assign or license to any person, any source code, proprietary algorithm, or Trade Secret.

          (l) The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable Laws. To the Knowledge of the Company, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of Company or its Subsidiaries. The use and dissemination of any and all data and information concerning individuals by their businesses is in compliance in all material respects with all applicable privacy policies, terms of use, and laws. The transactions contemplated to be consummated hereunder will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of any such data or information, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (m) The participation by the Company and its Subsidiaries in any standards setting or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization.
          (n) No federal, state, local or other governmental entity nor any university, college, or academic institution has material rights in any material Owned Company Intellectual Property other than pursuant to a valid, nonexclusive license granted by the Company or any of its Subsidiaries.
     3.16 Tax Matters. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:
          (a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the Most Recent Financial Statements (as defined below) for the payment of, all Taxes required to be paid, and (iii) the most recent financial statements contained in the Company SEC Reports (the “Most Recent Financial Statements”) reflect an adequate reserve (in accordance with GAAP) for all Taxes due or payable by the Company and its Subsidiaries through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business. No deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (b) All Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority.
          (c) No audit or other examination, claim, investigation, administrative or court proceeding against or with respect to any Taxes of the Company or any of its Subsidiaries is

presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination, claim, investigation or proceeding.
          (d) There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.
          (e) Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
          (f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify for tax-free treatment under Section 355 of the Code.
          (g) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2) or has entered into a “potentially abusive tax shelter” as defined under Treas. Reg. § 301.6112-1(b).
          (h) None of the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (c) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.
          (i) At May 31, 2007, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $2.5 billion expiring between fiscal years 2008 and 2027. To the Knowledge of the Company, as of the date hereof, no “ownership change” as described in Section 382(g)(1) of the Code has occurred with respect to the Company that would subject such carryforwards to a limitation under Section 382 of the Code.
     3.17 Employee Plans .
          (a) Section 3.17(a)(i) and Section 3.17(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA and as defined under applicable foreign Law), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing currently maintained) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or may have any current Liability (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Newco complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.
          (b) No Employee Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.
          (c) Each Employee Plan has been maintained, operated and administered in material compliance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.
          (d) Each material Employee Plan that is subject to Section 409A of the Code has not been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such Employee Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.
          (e) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration, accounting for or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
          (f) Except as set forth in the Company SEC Reports filed between June 1, 2006 and the date hereof, since June 1, 2006 no Employee Plan is the subject of an audit or investigation by a Governmental Authority or is currently participating in a Governmental Authority-sponsored voluntary compliance amnesty or similar program.
          (g) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.
          (h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.
          (i) Except as would not result in material liability or as set forth on Section 3.17(i) of the Company Disclosure Letter:
               (i) each Employee Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan;
               (ii) to the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply;
               (iii) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event), will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

               (iv) all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for;
               (v) to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of any Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Law; or
               (vi) except as required by applicable Law or this Agreement, no condition or term under any Employee Plan exists which would prevent Newco or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without liability to Newco or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).
          (j) Except as required by applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.
          (k) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.
          (l) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement, by itself, will not cause or result in the acceleration of the vesting or payment of any compensation or benefits in any material amount under any Employee Plan.
     3.18 Labor Matters.
          (a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

          (b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, employee, classification, immigration status, discrimination in employment, affirmative action, employee health and safety, plant closings and mass layoffs, and collective bargaining. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened, concerning the Company or any its Subsidiaries’ compliance with applicable Laws and Orders with respect to employment.
          (c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).
     3.19 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, certificates, consents, approvals and franchises from Governmental Authorities required to conduct their businesses (as currently conducted) lawfully (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
     3.20 Compliance with Laws. Except as set forth in the Company SEC Reports filed between June 1, 2005 and the date hereof, since June 1, 2005, the Company and each of its Subsidiaries are, and since June 1, 2005, have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries (including the Foreign Corrupt Practice Act of 1977 (15 U.S.C. §§78dd-1, et seq.) and any comparable foreign law or statute) except for such violations or noncompliance that have not had and would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.20 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (b) applicable Laws with respect to Taxes, to the extent such compliance is covered in Section 3.16, (c) ERISA and other employee benefit-related matters, to the extent such compliance is covered in Section 3.17, (d) labor law matters, to the extent such compliance is covered by Section 3.18, or (e) Environmental Laws, to the extent such compliance is covered in Section 3.21.
     3.21 Environmental Matters. Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect:
          (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

          (b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.
          (c) Neither Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.
          (d) None of the Company, any of its Subsidiaries, any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding or investigation alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement or agreement by or with any Governmental Authority or third party imposing any material liability, obligation or material uncompleted or unresolved requirement with respect to any of the foregoing.
     3.22 Litigation; Orders. There is no Legal Proceeding pending or, to the Knowledge of the Company, any bona fide threat of any such Legal Proceeding (a) against the Company, any of its Subsidiaries or any of the respective properties or assets of the Company or any of its Subsidiaries that (i) involves a bona fide amount in controversy in excess of $2,500,000, (ii) seeks material injunctive relief and has a reasonable probability of success, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement (including by injunctive relief), (iv) would individually or in the aggregate reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement, or (v) has had or would reasonably be expected to have a Company Material Adverse Effect, or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such). Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, (A) would prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement or (B) has had or would reasonably be expected to have a Company Material Adverse Effect.
     3.23 Insurance. The Company and its Significant Subsidiaries have all material policies of insurance covering the Company, its Significant Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company, H3C or Tipping Point and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its

Assets and properties, or as is required under the terms of any Contract. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that have not had or would not reasonably be expected to have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies.
     3.24 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, arrangements contemplated by this Agreement, and as set forth in the Company SEC Reports filed between December 31, 2006 and the date hereof, since December 31, 2006 there have not been any transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings nor are there currently proposed any such transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
     3.25 Brokers. Except for Goldman Sachs & Co., neither the Company nor any of its Subsidiaries has any Liability to, or is subject to any claim of, any financial advisor, investment banker, broker, finder, agent or similar intermediary in connection with (i) this Agreement or the transactions contemplated hereby or (ii) any prior or prospective transaction relating to the purchase or sale of securities by the Company or one or more of its Subsidiaries or the purchase or sale of all or a substantial portion of the assets of the Company or one or more of its Subsidiaries.
     3.26 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon various qualifications and assumptions, the Per Share Price to be received by the holders of shares of Company Common Stock in the Merger is fair from a financial point of view to such holders. The Company shall deliver executed copies of the written opinion received from Goldman Sachs & Co. to Newco promptly upon receipt thereof.
     3.27 Company Rights Plan. The Company has amended and the Company Board has taken all necessary action prior to the date hereof to amend the Company Rights Plan so as to (i) render the Rights (as defined in the Company Rights Plan) inapplicable to this Agreement and the transactions contemplated hereby, (ii) render the Rights inapplicable to the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, and (iii) ensure that none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in (A) the Rights becoming exercisable, (B) cause Newco or any of its Affiliates or Associates (each as defined in the Company Rights Plan) to become an Acquiring Person (as defined in the Company Rights Plan), or (C) give rise to a

Distribution Date (as defined in the Company Rights Plan). The Company has made available to Newco a complete and accurate copy of the Rights Plan Amendment.
     3.28 State Anti-Takeover Statutes. Assuming that the representations of Newco and Merger Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.
     3.29 Proxy Statement and Other Required Filings.
          (a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, at the date of its initial filing with the SEC and at the date of any amendment or supplement thereto, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders, at the date of any amendment or supplement thereto, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Newco or Merger Sub or any of their partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by Newco or Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Company Filings.
          (b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Newco Filings will not, at the time the applicable Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
NEWCO AND MERGER SUB
     Newco and Merger Sub hereby represent and warrant to the Company as follows:
     4.1 Organization. Each of Newco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Newco and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement. Newco has delivered or made available to the Company complete and accurate copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Newco and Merger Sub.
     4.2 Authorization. Each of Newco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Newco and Merger Sub, and no other corporate or other proceeding on the part of Newco or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and (b) is subject to general principles of equity.
     4.3 Non-Contravention and Required Consents. The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Newco or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Newco or Merger Sub is a party or by which Newco, Merger Sub or any of their properties or assets may be bound, (iii) assuming the Consents set forth in Section 4.4 are obtained, violate or conflict with any Law or Order applicable to Newco or Merger Sub or by which any of their properties or assets are bound or

(iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Newco or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to perform their respective covenants and obligations under this Agreement.
     4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
     4.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Newco, threatened against Newco or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to perform their respective covenants and obligations under this Agreement. Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to perform their respective covenants and obligations under this Agreement.
     4.6 Proxy Statement and Other Required Filings.
          (a) Any document that is required to be filed by Newco, Merger Sub or any of their respective Affiliates with the SEC in connection with the transactions contemplated by this Agreement (each, a “Other Required Newco Filing” and collectively, the “Other Required Newco Filings”) will, at the date of its filing with the SEC and at the date of any amendment or supplement thereto, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Other Required Newco Filings will, when filed with the SEC or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Newco or Merger Sub with respect to information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Newco Filings.

          (b) The information supplied by Newco, Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or at the time of any amendment or supplement thereto, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Newco, Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     4.7 Ownership of Company Capital Stock. As of the date hereof, none of Newco, Merger Sub or, to the Knowledge of Newco, any of their Affiliates is an “affiliate” of the Company within the meaning of Rule 13e-3(a)(i) under the Securities Exchange Act of 1934, nor at any time during the last three years has been an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
     4.8 Brokers. Except for Citigroup Global Markets Inc., UBS Securities LLC and Bain Capital Partners, LLC, (a) no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or reimbursement of expense, and (b) Newco or Merger Sub shall not be subject to any Liability to any such Person, in each case in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or Merger Sub.
     4.9 Operations of Newco and Merger Sub. Each of Newco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Newco nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
     4.10 Financing.
          (a) Newco and Merger Sub have delivered to the Company a true and complete copy of (i) an executed commitment letter, dated September 28, 2007, and the related executed fee letter (which includes the “market flex” provisions, but redacts certain fee information), each dated September 28, 2007, from Citibank N.A., Hong Kong Branch Citigroup Global Markets Asia Limited, UBS AG Singapore Branch, The Hong Kong and Shanghai Banking Corporation Limited, ABN AMRO Bank N.V. and Bank of China (Hong Kong) Limited, and (ii) an executed commitment letter, dated September 28, 2007, and the related executed fee letter (which redacts certain fee information), each dated September 28, 2007, from UBS AG, Singapore Branch, Citibank, N.A. Citigroup Global Markets Inc. and The Hong Kong and Shanghai Banking Corporation Limited (collectively, the “Debt Commitment Letters”), pursuant to which the lender parties thereto (collectively, the “Financing Sources”) have committed, subject to the terms and conditions set forth therein, to provide debt financing in an aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Newco and Merger Sub have delivered to the Company true and complete copies of an executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from the Guarantors pursuant to which the Guarantors have committed, subject to the terms and conditions set forth therein, to provide equity financing in aggregate amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).
          (b) As of the date hereof, (i) none of the Financing Commitment Letters has been amended or modified, and (ii) the respective commitments contained in the Financing Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, each of the Debt Commitment Letters, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco or Merger Sub, as applicable and, to the Knowledge of Newco, the other parties thereto. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and, to the Knowledge of Newco, the other parties thereto. The Financing Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Newco or Merger Sub, as applicable, on the terms set forth therein. Subject to the terms and conditions set forth in the Financing Commitment Letters, and subject to the terms and conditions set forth in this Agreement, and assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under Section 5.1, the net proceeds contemplated by the Financing Commitment Letters, together with the available cash on hand of the Company, will be sufficient for Newco and Merger Sub to consummate the transactions contemplated hereby upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including the payment of all amounts payable pursuant to Article II. As of the date of this Agreement, and assuming the accuracy of the representations and warranties set forth in Article III, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco or Merger Sub under any term or condition of the Financing Commitment Letters. As of the date of this Agreement, and assuming the accuracy of the representations and warranties set forth in Article III, neither Newco nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitment Letters. As of the date hereof, Merger Sub has fully paid any and all commitment fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Financing Commitment Letters, and Merger Sub will pay when due all other commitment fees arising under the Commitment Letters as and when they become payable.
          (c) As of the date hereof, other than as set forth on Section 4.10(c) of the Newco Disclosure Schedule, none of Newco, Merger Sub or, to the Knowledge of Newco, any of their respective Affiliates have (i) any Contracts or other arrangements with any Person who is a director, officer or stockholder of the Company or who is or may be an Affiliate of the Company concerning the contributions to be made to Newco or Merger Sub in connection with the transactions contemplated by this Agreement other than as set forth in the Financing Commitment Letters, or (ii) any Contracts or other arrangements with any Person who is a director, officer or stockholder of the Company or who is or may be an Affiliate of the Company concerning the ownership and operation of Newco, Merger Sub or the Surviving Corporation..
          (d) As of the date hereof, none of Newco, Merger Sub or any of their respective Affiliates are a party to or have any Contracts or arrangements or understandings with any Person pursuant to which such Person has agreed (i) to provide or otherwise make available debt financing (or to assist with the arrangement of debt financing) for the transactions contemplated by this Agreement to or for the benefit of Newco, Merger Sub, or any of their respective Affiliates on an exclusive basis, or (ii) to refrain from providing or making available debt financing (or to assist with the arrangement of debt financing) for the transactions contemplated by this Agreement to or for the benefit of any other Person.
     4.11 Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the Merger and the payment of the aggregate Share Consideration, Option Consideration and ESPP Payment pursuant hereto, and payment of all related fees and expenses of Newco, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and assuming (x) the accuracy of the Representations and Warranties set forth in Article III hereof (for such purposes the Representations and Warranties will be read without giving effect to any “Company Material Adverse Effect” qualifiers therein), except for any inaccuracies that are not material to the Company and its Subsidiaries, taken as a whole, and (y) satisfaction or waiver of the conditions to Newco and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement, and (z) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries taken as a whole will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries taken as a whole, including contingent and other liabilities as of such date, and (B) without duplication of liability in clause (A), the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, terms shall be generally defined in accordance with the applicable federal Laws governing determinations of the solvency of debtors.
ARTICLE V
COVENANTS OF THE COMPANY
     5.1 Interim Conduct of Business.
          (a) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (iii) with the prior written approval of Newco, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in compliance in all material respects with all applicable Laws and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and each of its Subsidiaries with each of the customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.
          (b) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iii) with the prior written approval of Newco, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall cause its Subsidiaries not to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):
               (i) amend its certificate of incorporation or bylaws or comparable organizational documents, except in connection with the dissolution or reorganization of a domestic wholly owned Subsidiary of the Company in the ordinary course of business, which Subsidiary is not necessary to the operation of the business, or elect or approve any new executive officers or directors of the Company or any Significant Subsidiary, except in order to replace a previous executive officer or director;
               (ii) issue, sell, deliver, pledge, dispose of, grant, encumber or otherwise subject to any Lien (other than a Permitted Lien), or agree, authorize or commit to any of the foregoing (whether through the issuance or granting of securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, or the issuance or grant of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests of the Company or any Subsidiary except as set forth on Section 5.1(a)(ii) of the Company Disclosure Letter or issuances of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof;
               (iii) directly or indirectly acquire, repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary, except in connection with (A) Company Stock-Based Awards in the ordinary course of business or (B) dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business;
               (iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or issue or authorize any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or Equity Interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or (C) make any other actual, constructive or deemed distribution in respect of the shares of capital stock or Equity Interests, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly owned Subsidiaries;

               (v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business;
               (vi) (A) incur or assume any Indebtedness in excess of $1,000,000 individually or $5,000,000 in the aggregate, provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or any other material costs, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business or (2) loans or advances to direct or indirect wholly-owned Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $1,000,000 individually or $5,000,000 in the aggregate, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);
               (vii) (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business, (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business, and (3) in connection with any amendment of an Employee Plan that is required by Law, or (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business with respect to any employee who is not a director or executive officer;
               (viii) pay, discharge, satisfy or settle any pending or threatened Legal Proceeding, or any other disputed material claim, liability or obligation, except for the payment, discharge, satisfaction or settlement of any pending or threatened Legal Proceeding or any disputed claim, liability or obligation that does not include any material obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and (A) is fully reserved against in the Company Financial Statements, or (B) involves the payment of no more than $250,000 individually or $1,500,000 in the aggregate or (C) results in a payment to the Company or a Subsidiary thereof of no more than $1,000,000 individually or $5,000,000 in the aggregate;

               (ix) except as required as a result of a change in applicable Law or GAAP, make any change in any of the accounting methods, principles or practices used by it or affecting its assets, liabilities or business;
               (x) (A) make any change in any method of Tax accounting, methods, periods, principles, elections or practices; (B) make, rescind or change any material Tax election, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material refund of Taxes, (E) file any material amended Tax Return (except as required by Law), or (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;
               (xi) other than in the ordinary course of business, (A) acquire (by merger, consolidation, acquisition, license or otherwise) any other Person or any material equity interest therein or assets thereof in excess of $1,000,000 individually or $5,000,000 in the aggregate or (B) dispose of any material properties or assets of the Company or its Subsidiaries;
               (xii) make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole, except as budgeted on the Company’s current plan set forth on Section 5.1(xii) of the Company Disclosure Letter;
               (xiii) other than in the ordinary course of business, as otherwise expressly permitted pursuant to this Agreement, amend or modify in any material respect, or terminate any Material Contract; or
               (xiv) announce an intention, enter into a formal or informal agreement, or otherwise make a commitment to take any of the actions prohibited by this Section 5.1(b).
          (c) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make any filing, pay any fee, or take any other action reasonably necessary to maintain the existence, validity, and effectiveness of material Company Intellectual Property and material Company Intellectual Property Rights.
          (d) Notwithstanding the foregoing, nothing in this Agreement is intended to give the Guarantors, Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.
     (e) If the Company shall desire to take an action which would be prohibited pursuant to this Section 5.1(b) without the written consent of Newco, prior to taking such action the Company may request such written consent by sending an e mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from any of the following individuals:

Jonathan Zhu
c/o Bain Capital Partners, LLC
Email: jzhu@baincapital.com
Fax: + 852 3656 6801
Craig Boyce
c/o Bain Capital Partners, LLC
Email: cboyce@baincapital.com
Fax:+ (617) 516-2010 (f)
In each case, with a copy (which shall not constitute notice) to:
Howard Glazer
C/O Ropes & Gray
Email: Howard.Glazer@ropesgray.com
Fax:+ (617) 951-7050
     In any event, if Newco does not reply to such request either affirmatively or negatively in writing to the Person at the Company making such request within three (3) Business Days after Newco’s receipt of such request, then Newco shall be irrevocably deemed to consent to such request for all purposes hereunder.
     5.2 No Solicitation.
          (a) Subject to the terms of Section 5.2(b), during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit their respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Newco, Merger Sub or any designees of Newco or Merger Sub), in any such case (A) with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal or (B) outside the ordinary course of business, (iii) participate, engage in or continue discussions or negotiations with any Person with respect to any Acquisition Proposal or furnish any party (other than Newco, Merger Sub or any designees of Newco or Merger Sub) information about such discussions or negotiations other than in public statements or other disclosures, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into, or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding or other Contract or agreement in principle contemplating or otherwise relating to an Acquisition Transaction (a “Company Acquisition Agreement”).
          (b) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, but subject to the limitations set forth in this Section 5.2(b), Section

5.2(c) and Section 5.3, at all times during the period commencing on the date hereof and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through one or more Representatives, (i) participate or engage in discussions or negotiations with, and/or (ii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof, which did not result from a breach of this Section 5.2, provided that (1) the Company Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) (it being understood and agreed that the “independence” of the Company Board’s financial advisor will be determined by the Company Board) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, (2) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Newco to the extent such information has not been previously furnished to Newco, and (3) upon receipt of such Acquisition Proposal, the Company promptly (and in any event within 48 hours) provides Newco (x) a copy of any such Acquisition Proposal or Superior Proposal made in writing, or (y) a written summary of the material terms of any such Acquisition Proposal or Superior Proposal not made in writing.
          (c) From and after the date hereof, the Company shall keep Newco reasonably informed of any material developments regarding any Acquisition Proposal and, upon the reasonable request of Newco, shall apprise Newco of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 5.2.
     5.3 Company Board Recommendation; Superior Proposals.
          (a) The Company Board shall not (i) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Newco, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Newco, the Company Board Recommendation, or (ii) approve, adopt or recommend to the stockholders of a Company any Acquisition Proposal, or publicly propose to approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or (iii) make any public statement (other than a “stop, look and listen” communication by the Company Board pursuant to Rule 14d9-f of the Exchange Act that is followed by a public statement reaffirming the Company Board’s recommendation in favor of adoption of this Agreement issued no later than the fifth Business Day after the public announcement of such Acquisition Proposal) in connection with a tender offer or exchange offer unless such statement includes a reaffirmation of the Company Board’s recommendation in favor of the adoption of this Agreement (a “Recommendation Change”). Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Recommendation Change if the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independence financial advisor will be determined by the Company Board) constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (A) the Company has not violated the terms of Section 5.2 or this Section 5.3 in any material respect in connection with such Acquisition Proposal, (B) the Company concurrently terminates this Agreement pursuant to Section 8.1(i), (C) the Company shall have given Newco at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Newco a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (D) if requested by Newco, the Company shall have negotiated in good faith with Newco during such notice period to enable Newco to propose changes to the terms of this Agreement, the Financing Commitment Letters and/or the Limited Guarantees that would cause such Superior Proposal to no longer constitute a Superior Proposal, (E) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independence financial advisor will be determined by the Company Board) any changes to this Agreement, the Financing Commitment Letters and the Limited Guarantees proposed in writing by Newco and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (F) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Newco, an additional notice and copies of the relevant proposed transaction agreement and other material documents and the notice period shall have recommenced (it being understood that any purported termination of this Agreement pursuant to this Section 5.3(a) and Section 8.1(i) shall be null and void and of no force or effect unless the Company shall have paid the Company Termination Fee in accordance with the terms of Section 8.3(b) in connection with such termination).
          (b) Nothing set forth in Section 5.2 or this Section 5.3 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company Stockholders that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities laws; provided, that, any such disclosure shall be deemed to be a Recommendation Change to the extent provided herein.
     5.4 Company Stockholder Meeting. The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof, and in any event within thirty (30) days of the mailing of the Proxy Statement, for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (a) there are insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, and (b) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or Order.. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law and take all other action necessary or advisable to secure the Requisite Stockholder Vote at the Company Stockholder Meeting. The Company shall provide Newco with such information with respect to the solicitation of the Requisite Stockholder Vote as is reasonably requested by Newco.
     5.5 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford Newco and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, officers, agents and personnel of the Company and its Subsidiaries and the Company shall and shall cause its Subsidiaries to furnish to Newco promptly such information concerning the Company and its Subsidiaries business, personnel, assets, liabilities and properties as Newco may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would, in the Company’s good faith opinion after consultation with outside legal counsel, result in the loss of attorney-client privilege, work product doctrine or other applicable legal privilege applicable to such documents or information, (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract (provided that such contract is listed on Section 3.12 of the Company Disclosure Letter), or (d) subject to the terms of Section 5.2(b) and Section 5.2(c), such documents or information relate directly or indirectly to any Acquisition Proposals that the Company or any of its Representatives may have received from any Person or any discussions or negotiations that the Company or any of its Representatives is having with respect to any Acquisition Proposal or any other proposals that could lead to an Acquisition Proposal; and provided further, that no information or knowledge obtained by Newco in any investigation conducted pursuant to the access contemplated by this Section 5.5 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Newco and Merger Sub hereunder. In the event that any of the Company or its Subsidiaries does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Newco in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 5.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries, or create an unreasonable risk of material damage or destruction to any material property or assets of the Company or any of its Subsidiaries. Any access to the Company’s or its Subsidiaries’ properties shall be subject to the Company’s reasonable security measures and insurance requirements. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall comply with the obligations set forth in Section 5.5 of the Company Disclosure Schedule. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Newco or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5. All requests for data and access under this Agreement shall be made only to and through one or more of the individuals designated in writing by an Executive Vice President of the Company.
     5.6 Certain Litigation. The Company shall promptly advise Newco of any litigation commenced after the date hereof against the Company or any of its Subsidiaries or directors (in their capacity as such) relating to this Agreement or the transactions contemplated hereby, and shall keep Newco reasonably informed regarding any such litigation. The Company shall give Newco the opportunity to consult with the Company regarding the defense and strategy of any such litigation and shall consider Newco’s views with respect to such litigation.
     5.7 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE VI
ADDITIONAL COVENANTS
     6.1 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Newco, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to using reasonable best efforts to: (a) cause the conditions to the Merger set forth in Article VII to be satisfied; (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations, submissions of information, applications and other documents and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby; (c) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement; (d) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and consummate the transactions contemplated hereby; (e) defend against any lawsuit or other legal proceeding challenging this Agreement, the Limited Guarantees or the transaction contemplated hereby or thereby in order to enable the parties hereto to consummate the transactions contemplated hereby; and (f) contest, appeal and remove any Order that is being proposed by any Governmental Authority or other Person, or any Order that has been issued, granted or entered, in either case which has or may have the effect of prohibiting or otherwise preventing the Merger in order to enable the parties hereto to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or to provide any additional security (including a guaranty), to obtain the consent of any lessor or licensor under any Lease.
     6.2 Regulatory Filings.
          (a) Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) Business Days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws as promptly as practicable following the execution and delivery of this Agreement. Each of Newco, Merger Sub and the Company shall cooperate with one another in good faith to (A) promptly determine whether any filings not contemplated by this Section 6.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (B) promptly make any filings, furnish information required in connection therewith and use their reasonable best efforts to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.
          (b) Each of Newco and the Company shall (i) cooperate and coordinate with the other in the making any filings or submissions that are required to be made under any applicable Regulatory Laws (as defined below) or requested to be made by any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions (including all information required or requested by any Governmental Authority regarding the Contractual and other arrangements between or among Newco, the Guarantors and their respective Affiliates in respect of the business and operation of Newco and the Surviving Corporation following the Closing), (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other Governmental Authorities in which any such filings or submissions are made under any applicable Regulatory Laws as promptly as practicable, (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Regulatory Laws as soon as reasonably practicable, and (v) use their respective reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the transactions contemplated hereby to be consummated as soon as expeditiously possible. The parties hereto agree that the use of “reasonable best efforts” shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture or disposition of such assets or businesses of the Company or any of its Subsidiaries or Affiliates (including Tipping Point) and (B) restrictions, or actions that after the Closing Date would limit the freedom of the Surviving Corporation or any of its Subsidiaries action with respect to, or their ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Regulatory Law” means all Antitrust Laws and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to protect the national security or the national economy of any nation, including the Exon-Florio amendment to the Defense Production Act (“Exon-Florio”).
          (c) Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall keep the other party promptly informed of any communication regarding any of the transactions contemplated by this Agreement in connection with any filings, investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party, provide the other party an opportunity to review any communication given by it to and consult with the other party in advance of any meeting with any Governmental Authority and, to the extent permitted by such Governmental Authority, allow the other party to participate in such meeting. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
     6.3 Proxy Statement and Other Required Company Filings. As soon as practicable following the date hereof, but in any event no later than October 22, 2007, the Company shall prepare and file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. If Newco, Merger Sub or any of their respective Affiliates determine that they are required to file any Other Required Newco Company Filing under applicable Law, then Newco, Merger Sub and their respective Affiliates, if applicable, shall promptly prepare and file with the SEC such Other Required Newco Filing. The Company, Newco and Merger Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Newco and Merger Sub (and their respective Affiliates, if applicable), on the other hand, as is required to be included in the Proxy Statement or such other filings, or that is customarily included in such Proxy Statement or such other filings in connection with the preparation and filing with the SEC of the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing. The Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing. In any event, the Company shall disseminate the Proxy Statement to the Company Stockholders within five (5) Business Days after such confirmation or clearance. Unless this Agreement is earlier terminated pursuant to Article VIII, none of the Company, Newco, Merger Sub or any of their respective Affiliates shall file with the SEC the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any amendment or supplement thereto, and none of the Company, Newco, Merger Sub or any of their respective Affiliates, if applicable, shall correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, in any such case without providing the other parties hereto a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy or Other Filing comments reasonably proposed by the other party. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) shall provide the other party with copies of all correspondence with its representatives, on the one hand, and the SEC or its staff, on the other hand with respect to the Proxy or Other Filings. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Newco or Merger Sub, or any of their respective partners, members, stockholders, directors, officers or Affiliates, should be discovered by the Company, Newco or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that the Proxy Statement, any Other Required Company Filing or Other Required Newco Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing or Other Required Newco Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Newco and Merger Sub shall cause any Other Required Newco Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

     6.4 Financing.
          (a) Prior to the Closing Date, the Company shall provide to Newco and Merger Sub, and shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Newco or Merger Sub in connection with the arrangement of the Debt Financing (including finalizing for execution by Merger Sub of the Senior Secured Credit Agreement (as defined below), the Bridge Agreement (as defined below)) or any replacement, amended, modified or alternative debt financing permitted by Section 6.4(b) (collectively with the Financing, the “Available Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, to the extent reasonably requested: (i) furnishing the financial information that would be sufficient to satisfy the conditions set forth in paragraphs (c) and (d) of Exhibit C of each of the Debt Commitment Letters (in each case, as in effect on the date hereof, whether or not such Debt Commitment Letters are in effect) the information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) using reasonable best efforts to furnish Newco and Merger Sub and their Financing Sources as promptly as practicable with such other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Newco, including all financial statements and other financial data of the type and within the periods prior to the Closing Date as reasonably required for purposes of syndication or to otherwise consummate the Available Financing; (iii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Available Financing; (iv) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents and marketing materials required in connection with the syndication of or otherwise to consummate the Available Financing; (v) using reasonable best efforts to obtain accountant’s comfort letters, accountant’s consents for use of their reports in any material relating to the Available Financing, legal opinions, surveys and title insurance; (vi) taking all corporate actions reasonably requested by Newco to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time; (vii) executing and delivering any pledge and security documents, other definitive financing documents or other certificates, legal opinions or documents as may be requested by Newco (including certificates of the Company or any of its Subsidiaries with respect to solvency matters); (viii) using reasonable best efforts to facilitate the consummation and syndication of the Available Financing and the direct borrowing or incurrence of all proceeds of the Available Financing by the Surviving Corporation or any of its Subsidiaries immediately following the Effective Time; provided, however, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. Unless otherwise agreed by the parties, the Tipping Point Financial Statements provided hereunder shall be prepared in accordance with GAAP based on a fiscal year ending on May 31 (based on the Company’s 52-53 week fiscal year end convention). Merger Sub shall use reasonable best efforts to finalize and execute the Senior Secured Credit Agreement on or before December 31, 2007. Newco shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the foregoing cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries or Representatives), except to the extent that such losses, damages, claims, costs or expenses resulted from or arose out of the willful misconduct of the Company or any of its Subsidiaries or Representatives.
          (b) Newco shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters (or terms no less favorable to Newco and no more conditional than the terms described therein as determined in the reasonable judgment of Newco), including by (i) maintaining in effect the Debt Commitment Letters until execution and delivery of the definitive documentation contemplated by such Debt Commitment Letters (such documentation, as contemplated by the current versions of the Debt Commitment Letters, the “Senior Secured Credit Agreement” and the “Bridge Agreement” and the date such facilities are executed and delivered, the “Credit Agreement Effective Date” and the “Bridge Agreement Effective Date”, as applicable), (ii) negotiating and entering into the Senior Credit Agreement and Bridge Agreement with respect to the Debt Financing on the terms and conditions reflected in the Debt Commitment Letters or on other terms no less favorable, in the aggregate, to Newco at or prior to the earlier of the expiration of the Debt Commitment Letters or the Effective Time; (iii) satisfying on a timely basis all conditions applicable to Newco and Merger Sub in the Debt Commitment Letters and the Senior Credit Agreement and Bridge Agreement that are within their control and (iv) enforcing its rights under the Debt Commitment Letters, the Senior Credit Agreement and the Bridge Agreement; provided, that, one or more Debt Commitment Letters, the Senior Secured Credit Agreement and/or the Bridge Agreement may be amended, restated, supplemented or otherwise modified or superseded to add one or more lenders, lead arrangers, bookrunners, agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, to increase the amount of indebtedness, to replace or modify one or more facilities with one or more new facilities or otherwise amend, supplement or modify the Debt Commitment Letters, Senior Secured Credit Agreement and/or the Bridge Agreement or otherwise (the “New Debt Financing Commitments”), provided that the New Debt Financing Commitments shall not: (A) expand or adversely amend the conditions to the Debt Financing set forth in the Debt Commitment Letters, in any material respect; (B) reasonably be expected to delay or prevent the Closing; or (C) reduce the aggregate amount of available Debt Financing (unless, in the case of this clause (C), replaced with an amount of new equity financing), if from new equity financing sources, only to the extent compliant with Section 6.4(c). Upon and from and after each such event, the term “Debt Financing” as used in this Section 6.4 shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letters and Senior Secured Credit Agreement and Bridge Facility that are not so superseded at the time in question (including any such New Debt Financing Commitments) and, for purposes of this Section 6.4, references to “Debt Commitment Letters” and “Secured Credit Agreement” and “Bridge Agreement” shall include such documents amended, supplemented, modified or replaced in compliance with the terms of foregoing sentence and references to “Financing” shall include the Financing contemplated by the Financing Commitment Letters and the Senior Secured Credit Agreement and Bridge Agreement as permitted to be amended, modified or replaced by this Section 6.4(b) and references to “Debt Commitment Letters” shall include such documents as permitted to be amended, modified or replaced by this Section 6.4(b). Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, the provisions of this Section 6.4(b) permitting amendment or replacement of the Debt Commitment Letters and the Senior Secured Credit Agreement or Bridge Agreement, as applicable, in the event the Credit Agreement Effective Date or Bridge Agreement Effective Date occurs prior to the Effective Time, Newco shall use its reasonable best efforts to maintain in effect the Senior Secured Credit Agreement from the Credit Agreement Effective Date through the Effective Time and the Bridge Agreement from the Bridge Agreement Effective Date through the Effective Time. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters or the Senior Secured Credit Agreement or Bridge Agreement for any reason, as promptly as practicable following the occurrence of such event Newco shall use its reasonable best efforts to obtain alternative financing from alternative sources (“Alternative Financing”) on terms that are not less favorable, in the aggregate, to Newco (as determined in the reasonable judgment of Newco) than the Debt Financing contemplated by the Debt Commitment Letters as promptly as practicable following the occurrence of such event. Newco shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Debt Financing. To the extent any solvency opinion is delivered to any of the Financing Sources under the Debt Commitment Letter, the Secured Credit Agreement or the Bridge Agreement, or to other lenders pursuant to an Alternative Financing, then a copy of such solvency opinion shall have been delivered to the Company and the Company Board, with such solvency letter either being expressly addressed to the Company and the Company Board or being in such form and manner as may be required in order that the members of the Company Board shall be entitled to rely upon such solvency letter as if such solvency letter were expressly addressed to the members of the Company Board.
          (c) Newco shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter and (ii) satisfying on a timely basis all conditions applicable to Newco in such Equity Commitment Letter that are within its control, if any. Newco shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Equity Financing. In furtherance of the provisions of Section 6.4(c), Newco and Merger Sub may enter into arrangements and agreements relating to the equity financing for the transactions contemplated by this Agreement to add other equity financing sources, provided that: (A) any new sources of equity financing are limited partners of the Guarantors or their Affiliates or are not stockholders of the Company; (B) the aggregate amount of the Equity Financing is not reduced; (C) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing (as determined in the reasonable judgment of Newco); (D) the arrangements and agreements would not diminish or release the obligations of the Guarantors to Newco or Merger Sub under the Equity Commitment Letters, adversely affect the rights of Newco or Merger Sub to enforce their rights against the Guarantors under the Equity Commitment Letters, or otherwise constitute a waiver or reduction of the rights of Newco or Merger Sub under the Equity Commitment Letters. Prior to the Effective Time, none of Newco, Merger Sub or any of their respective Affiliates shall enter into or make any binding Contracts or arrangements with any Person who is a stockholder of the Company concerning (i) contributions to be made to Newco or Merger Sub in connection with the transactions contemplated by this Agreement (including “rollover” contributions of Company Capital Stock to Newco or Merger Sub), (ii) the equity financing for the transactions contemplated by this Agreement, or (iii) the ownership of Newco, Merger Sub or the Surviving Corporation, except (A) with the prior written consent of the Company, which consent will not be unreasonably withheld or delayed, (B) any Person who is an Affiliate of, or limited partner of, Bain Capital or any of its Affiliates as of the date hereof, or (C) as set forth in the Financing Commitment Letters. Newco shall keep the Company reasonably informed regarding any discussions and negotiations with members of management of the Company regarding any contributions to be made by such Persons to Newco or Merger Sub in connection with the transactions contemplated by this Agreement (including “rollover” contributions of Company capital stock).
          (d) Prior to the Effective Time, none of Newco, Merger Sub or any of their respective Affiliates shall enter into or make any Contracts, arrangements or understandings with any Person pursuant to which such Person agrees (i) to provide or otherwise make available debt financing (or to assist with the arrangement of debt financing) for the transactions contemplated by this Agreement to or for the benefit of Newco, Merger Sub, or any of their respective Affiliates on an exclusive basis, or (ii) to refrain from providing or making available debt financing (or to assist with the arrangement of debt financing) for the transactions contemplated by this Agreement to or for the benefit of any other Person.
     6.5 Anti-Takeover Laws. The Company, Newco and Merger Sub shall use their respective reasonable best efforts to take all actions necessary so that no state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement and, if any, anti-takeover statute is or becomes applicable, to use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.
     6.6 Notification of Certain Matters.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Newco and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such notice to include a reasonably detailed description of the fact, or the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which resulted in such untruth, inaccuracy or failure; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Newco pursuant to this Section 6.6(a).
          (b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Newco or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such notice to include a reasonably detailed description of the fact, or the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which resulted in such untruth, inaccuracy or failure; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.6(b).
     6.7 Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed by each of Newco and the Company. None of the Company, on the one hand, or Newco and Merger Sub, on the other hand, hereby shall issue any public release or make any public announcement or disclosure concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.7 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 5.3(b).
     6.8 Directors’ and Officers’ Indemnification and Insurance.
          (a) Newco shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification Contracts between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and

Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.
          (b) Without limiting the generality of the provisions of Section 6.8(a), the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates occurring at or prior to the Effective Time, or (ii) any of the transactions contemplated by this Agreement, in each case regardless of whether such claim, proceeding, investigation or inquiry is made, occurs or arises prior to, at or after the Effective Time. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation and Newco shall have the right (but not the obligation) to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Newco will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel, which counsel shall be reasonably satisfactory to Newco and the Surviving Corporation, whether or not Newco shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (C) the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not Newco shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (D) neither Newco or the Surviving Corporation on the one hand nor any Indemnified Person on the other hand shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.8(b) or elsewhere in this Agreement, the Surviving Corporation and Newco shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties for any Indemnified Parties in any jurisdiction with respect to any single action) except to the extent that two or more of such Indemnified Parties shall have actual material conflict of interest in such action.
          (c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O

Insurance. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Newco and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Newco and the Surviving Corporation under the first sentence of this Section 6.8(c) for so long as such “tail” policy shall be maintained in full force and effect. In the event that the Company does not so purchase a “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Newco and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.8(c), Newco and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.8(c) of the Company Disclosure Letter), provided that that if the annual premiums of such insurance coverage exceed such amount, Newco and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.
          (d) If Newco or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Newco and the Surviving Corporation set forth in this Section 6.8.
          (e) The obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives)) under this Section 6.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).
          (f) The obligations and liability of Newco, the Surviving Corporation and their respective Subsidiaries under this Section 6.8 shall be joint and several.

          (g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.
     6.9 Confidentiality. Newco, Merger Sub and the Company hereby acknowledge that Newco and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.
ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Closing Date, of each of the following conditions:
          (a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
          (b) Requisite Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, (ii) any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the Antitrust Laws set forth in Schedule 7.1(b) shall have expired or been terminated, and (iii) the clearances, consents, approvals, orders and authorizations of Governmental Authorities set forth in Schedule 7.1(b) shall have been obtained.
          (c) No Legal Prohibition. No court of competent jurisdiction or other Governmental Authority shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.
     7.2 Conditions to the Obligations of Newco and Merger Sub. The obligations of Newco and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by Newco:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement set forth in (i) Section 3.1, Section 3.2, Section 3.5, Section 3.25, Section 3.27 and Section 3.28 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date), (ii) Section 3.7 and Section 3.9(f) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in the case of this clause (ii) (including the parenthetical herein) for such inaccuracies as do not, individually or in the aggregate, exceed $15,000,000, and (iii) the representations and warranties in all Sections of this Agreement other than those Sections specifically referred to above shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in the case of clause (iii) (including the parenthetical herein) for any failure to be so true and correct which has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of clause (iii) of this Section 7.2(a), all “Company Material Adverse Effect” qualifications and all qualifications and exceptions with respect to materiality (but not dollar thresholds) set forth in such representations and warranties shall be disregarded.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Officer’s Certificate. Newco and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
          (d) Company Material Adverse Effect. No Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing and that shall have had or be reasonably expected to have a Company Material Adverse Effect.
     7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
          (b) Performance of Obligations of Newco and Merger Sub. Each of Newco and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement at or prior to the Closing Date.
          (c) Officer’s Certificate. The Company shall have received a certificate of Newco and Merger Sub, validly executed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto):
          (a) by mutual written agreement of Newco and the Company; or
          (b) by either Newco or the Company, if the Merger shall have not been consummated by April 28, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose actions in breach of this Agreement or failure to take action in breach of this Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VII having failed to be satisfied prior to the Termination Date; or
          (c) by either Newco or the Company if any court of competent jurisdiction or other Governmental Authority shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making Merger illegal or which has the effect of prohibiting or otherwise preventing the Merger, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto unless such party shall have used its reasonable best efforts to contest, appeal and remove such Order; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party whose actions in breach of this Agreement or failure to take action in breach of this Agreement was the principal cause of, or resulted in, the passage of such Law or the issuance of such Order; or
          (d) by either Newco or the Company, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if it or its Subsidiaries or

Representatives has materially violated Section 5.2, Section 5.3, Section 5.4 or Section 6.3 hereof; or
          (e) by the Company, in the event that Newco and/or Merger Sub shall have breached or otherwise violated any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) are not capable of being satisfied (with or without cure of such breach or violation) by the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; or
          (f) by the Company, in the event that (i) all of the conditions to the obligations of Newco and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (to the extent permitted hereunder) and (ii) Newco and Merger Sub shall have breached their obligation to cause the Merger to be consummated pursuant to Section 2.2; or
          (g) by the Company, in the event that (i) all of the conditions to the obligations of Newco and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (to the extent permitted hereunder), (ii) the Debt Financing contemplated by the Debt Commitment Letters, Senior Secured Credit Agreement and/or Bridge Agreement (or any replacement, amended, modified or alternative Debt Commitment Letters, Senior Secured Credit Agreement and/or Bridge Agreement permitted by Section 6.4(b)) has funded or would be funded pursuant to the terms and conditions set forth in such Debt Commitment Letters, Senior Secured Credit Agreement and/or Bridge Agreement upon funding of the Equity Financing contemplated by the Equity Commitment Letters; (iii) Newco and Merger Sub shall have breached their obligation to cause the Merger to be consummated pursuant to Section 2.2 and (iv) a U.S. Federal regulatory agency (that is not an antitrust regulatory agency) has not informed Newco, Merger Sub or the Company that it is considering taking action to prevent the Merger unless the parties or any of their Affiliates agree to satisfy specified conditions (which may but need not include divestiture of a material portion of the Company’s business) other than as contemplated by Section 5.5 of the Company Disclosure Schedule, or such regulatory agency has informed the parties that it is no longer considering such action; or
          (h) by Newco, in the event that the Company shall have breached or otherwise violated any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) are not capable of being satisfied (with or without cure) by the Termination Date; provided, however, that Newco shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied; or

          (i) by the Company pursuant to Section 5.3(a); or
          (j) by Newco, in the event that (i) the Company Board or any committee of the Company Board shall have for any reason effected a Recommendation Change; (ii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (iii) a tender offer or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced and, within five (5) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, or (iv) the Company fails to hold a stockholder vote with respect to the adoption of this Agreement in accordance with the DGCL at the Company Stockholder Meeting within thirty (30) days of the mailing of the Proxy Statement; or (v) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation prior to receipt of the Requisite Stockholder Approval, within two (2) Business Days of a written request from Newco to do so; provided that Newco shall not be entitled to terminate this Agreement pursuant to this clause (v) within the five-Business Day period contemplated by clause (iii) above.
     8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.8, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) subject to the terms of Section 8.3(f) and Section 8.3(g), nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms and the terms of Section 6.9.
     8.3 Fees and Expenses.
          (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.
          (b) Company Payments.
               (i) The Company shall pay to Newco or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two Business Days after demand by Newco, in the event that (A) Newco or the Company terminate this Agreement pursuant to Section 8.1(b); (B) the failure of the Merger to be consummated by the Termination Date is not the result of actions taken by Newco or Merger Sub in breach of this Agreement or any failure to take action by Newco or Merger Sub in breach of this Agreement, which breach has resulted in a failure to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.3(a) or Section 7.3(b)); (C) at the time of such termination, the closing conditions set forth in Section 7.1(b) and Section 7.1(c) are capable of being satisfied or would be capable of being satisfied but for actions taken by the Company in breach of this Agreement or any failure to take action by the Company in breach of this Agreement; and (D) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b), (1) a Competing Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have publicly disclosed an intention to make, propose or communicate a proposal for a Competing Acquisition Transaction and not withdrawn such intention, or (3) a proposal for a Competing Acquisition Transaction shall have become publicly known and not withdrawn, and (D) within twelve months following the termination of this Agreement pursuant to Section 8.1(b), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated.
               (ii) The Company shall pay to Newco or its designee the Company Termination Fee (less any Transaction Expenses, if any, previously paid to Newco or its designees by the Company pursuant to Section 8.3(b)(v)), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two Business Days after demand by Newco, in the event that (A) Newco or the Company terminate this Agreement pursuant to Section 8.1(d), (B) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting (or any postponement or adjournment thereof), (1) an Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have disclosed an intention to make, propose or communicate a proposal for an Acquisition Transaction and not withdrawn such proposal or intention or (3) a proposal for an Acquisition Proposal shall have become publicly known and not withdrawn, and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(d), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated.
               (iii) The Company shall pay to Newco or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, prior to and as a condition to the effectiveness of any termination, in the event that the Company terminates this Agreement pursuant to Section 5.3(a) or Section 8.1(i).
               (iv) The Company shall pay to Newco or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two Business Days after demand by Newco, in the event that Newco terminates this Agreement pursuant to Section 8.1(j).

               (v) In the event that Newco or the Company terminates this Agreement pursuant to Section 8.1(d), then in any such event, the Company shall pay Newco or its designee within two (2) Business Days following delivery by Newco of an invoice therefor, all out-of-pocket fees and expenses incurred by Newco or Merger Sub in connection with the transaction contemplated by this Agreement, including the Financing (the “Transaction Expenses”); provided that the Company shall not be required to pay more than an aggregate of $20,000,000 in Transaction Expenses pursuant to this Section 8.1(b)(v).
          (c) Newco Payments.
               (i) Newco shall pay to the Company the Newco Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two Business Days after demand by the Company, in the event that the Company terminates this Agreement pursuant to Section 8.1(f).
               (ii) Newco shall pay to the Company the Newco Default Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two Business Days after demand by the Company, in the event that the Company terminates this Agreement pursuant to Section 8.1(g).
               (iii) Newco shall pay to the Company the Newco Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two Business Days after demand by the Company, in the event that (i) the Company terminates this Agreement pursuant to Section 8.1(b), (ii) all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied on such date (except with respect to the conditions set forth in Section 7.1(c) as specifically set forth in clause (iii)) and (iii) a U.S. Federal regulatory agency (that is not an antitrust regulatory agency) has informed Newco, Merger Sub or the Company (or their Representatives) that it intends to take action to prevent the Merger.
          (d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Default Fee or the Company Termination Fee on more than one occasion (for the avoidance of doubt, the Newco Termination Fee and the Newco Default Fee shall be viewed as one fee for purposes of this provision, such that if Newco is required to pay one such fee, in no event shall it be obligated to pay the other fee) and in no event shall Newco be required to pay the Newco Termination Fee on more than one occasion.
          (e) Enforcement. The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Newco any amounts due to Newco pursuant to this Section 8.3, or Newco fails to pay the Company any amounts due to the Company pursuant to this Section 8.3, in either case within the time periods specified in this Section 8.3, then the Company or Newco, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Newco or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
          (f) Liquidated Damages.
               (i) In the event that Newco shall receive the Company Termination Fee pursuant to Section 8.3(b), such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Newco, Merger Sub or any other Person in connection with the matter forming the basis for such termination, and none of Newco, Merger Sub or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of such matters.
               (ii) In the event that the Company receives the Newco Termination Fee or the Newco Default Fee pursuant to Section 8.3(c), such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Subsidiaries, or any other Person in connection with the matter forming the basis for such termination, and none of the Company, its Subsidiaries or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of such matters.
          (g) Remedies.
               (i) Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, the Company’s right to receive the Newco Termination Fee or the Newco Default Fee from Newco or the Guarantors pursuant to the Limited Guarantees in respect thereof (plus amounts due under Section 8.3(e), if any) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Newco, Merger Sub, the Guarantors or any of their respective former, current or future general or limited partners, directors, officers, employees, agents, managers, members, Affiliates, stockholders, assignees or representatives of any of the foregoing (each a “Specified Person”) for any loss or damage suffered by the Company as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of Parent, Merger Sub, the Guarantors or any of their former or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or other Specified Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder.
               (ii) Notwithstanding anything to the contrary herein (except as set forth in Section 9.7), except in the case of fraud, Newco’s right to receive the Company Termination Fee pursuant to Section 8.3 (plus amounts due under Section 8.3(e), if any) in circumstances in which the Company Termination Fee is payable, or to recover damages from the Company in circumstances in which a Company Termination Fee is not payable, shall be the sole and exclusive remedies of Newco, Merger Sub and their respective Affiliates against the Company and its Subsidiaries and any of their respective current, former or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Company

Related Parties”) for the loss suffered as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions arising hereunder.
     8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.
     8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival. The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time. The covenants of the Company, Newco and Merger Sub that by their terms survive the Effective Time shall so survive the Effective Time and the provisions of Section 8.3, Section 9.9 and Section 9.10 shall survive the Effective Time. If this Agreement is terminated pursuant to Article VIII, the provisions of Article VIII and Article IX shall survive such termination.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(a) if to Newco or Merger Sub, to:
Diamond II Holdings, Inc.
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: General Counsel
Telecopy No.: (617) 516-2010

with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Howard S. Glazer, Esq.
Telecopy No.: (617) 951-7050
(b) if to the Company, to:
350 Campus Drive
Marlborough, MA 01752
Attention: Executive Vice President and Chief Legal and Administrative
Officer and Secretary
Telecopy No.: (508) 323-1044
with copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Larry W. Sonsini, Esq.
Katharine Martin, Esq.
Telecopy No.: (650) 493-6811
and:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Michael S. Ringler
Telecopy No.: (415) 947-2099
     9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Newco and Merger Sub may assign this Agreement to any of their Affiliates (provided that such assignment shall not (a) affect the obligations of any Affiliate who has committed to provide Equity Financing under the applicable Equity Financing Letter or the Guarantors under the Limited Guarantees or (b) impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any party shall relieve such party of any of its obligations hereunder.

     9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Limited Guarantees, the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement, the Limited Guarantees and the Financing Commitment Letters shall not be superseded. Without limiting the generality of the foregoing, (a) Newco and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties in Article III, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article III, and (b) the Company acknowledges that Newco and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Article IV, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article IV.
     9.5 Third Party Beneficiaries. Except as set forth in or contemplated by the terms and provisions of the final sentence of Section 6.4(a) and Section 6.8, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.
     9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.7 Specific Performance.. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with its specific terms or were otherwise breached and that, prior to termination pursuant to Section 8.1, Newco and Merger Sub shall be entitled to specific performance of the terms hereof. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, of any of its covenants or obligations set forth in this Agreement Newco and Merger Sub shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Company and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under this Agreement, in addition to any other remedy that may be available at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Newco or Merger Sub and that the Company’s sole and exclusive remedy with respect to such breach shall be the remedy set forth in Section 8.3(c), in accordance with Section 8.3(f)(ii) and Section 8.3(g)(i).
     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     9.9 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
     9.10 WAIVER OF JURY TRIAL. EACH OF NEWCO, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEWCO, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     9.11 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
     9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
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CONFIDENTIAL
     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

DIAMOND II HOLDINGS, INC.

By:	/s/ Craig Boyce

Name:	Craig Boyce
Title:	Vice President & Treasurer

DIAMOND II ACQUISITION CORP.

By:	/s/ Craig Boyce

Name:	Craig Boyce
Title:	Vice President & Treasurer

3COM CORPORATION

By:	/s/ Neal D. Goldman

Name:	Neal D. Goldman
Title:	Executive Vice President, Chief Administrative and Legal Officer and Secretary
[AGREEMENT AND PLAN OF MERGER]